Exhibit 10.23
LICENSE AGREEMENT
THIS AGREEMENT is effective as of the 9th day of May 2006 (the “Effective Date”), between CALIFORNIA INSTITUTE OF TECHNOLOGY, 1200 East California Boulevard, Pasadena, CA 91125 (“Caltech”) and DMFCC (“Licensee”), a corporation having a place of business at 171 N. Altadena Drive, Pasadena, CA 91107.
WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to certain Exclusively Licensed Patent Rights, and a nonexclusive license under the Technology, all relating to the aforementioned research and as further defined below; and
WHEREAS, Licensee is hereby exercising its option dated January 17, 2003 and amendments thereto and has obtained equity financing in an amount greater than two million dollars ($2,000,000.00) upon said exercise;
Now, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1 “Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee as of the Effective Date of this Agreement. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of greater than or equal to 50 percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party’s status as an Affiliate of License shall terminate if and when such control ceases to exist.

1.2 “Exclusively Licensed Patent Rights” means (a) all patents and patent applications listed in Exhibit A attached hereto; (b) any patents issuing there from; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing).
1.3 “Technology” means any technology existing as of the Effective Date, including all proprietary information, know-how, procedures, methods, prototypes, and designs, which is requested by Licensee and consented to by Caltech, and which is (a) specifically listed in Exhibit B, or (b) which is disclosed in the patent applications and patents listed in Exhibit A. Such Technology must not be covered by any claim of a patent application or patent owned or controlled by Caltech.
1.4 “Caltech Technology” means the Exclusively Licensed Patent Rights, and the Technology.
1.5 “Deductible Expenses” means the following expenses incurred in connection with sales or licensing of Licensed Products to the extent actually paid by Licensee or an Affiliate in accordance with generally recognized principles of accounting: (a) sales, use or turnover taxes; (b) excise, value added or other, taxes or custom duties; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; and (1) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions, or rebates.
1.6 “Effective Date” has the meaning set forth in the preamble.
1.7 “Field” means fuel cells and related components.
1.8 “Licensed Product” means any product, device, system, article of manufacture, composition of matter, or process or service in the Field that is covered by, or is made by a process covered by, any Valid Claim.

1.9 “Net Revenues” means all amounts, less Deductible Expenses, received by Licensee and/or its Affiliates from the sale or other distribution (whether commercial or not) of Licensed Products or the licensing of Exclusively Licensed Patent Rights. Any non-cash consideration received by Licensee for the sale or other distribution of Licensed Products or the licensing of Exclusively Licensed Patent Rights will be converted to a cash value based on the fair market value or a value mutually agreed upon.
1.10 “Valid Claim” means:
(a) a claim of an issued patent within the Exclusively Licensed Patent Rights that has not:
(i) expired or been canceled,
(ii) been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken),
(iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or
(iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or
(b) a claim included in a pending patent application within the Exclusively Licensed Patent Rights, which claim is being actively prosecuted in accordance with this
Agreement and which has not been:
(i) canceled,
(ii) withdrawn from consideration,
(iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or
(iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

ARTICLE 2
LICENSE GRANT
2.1 Grant of Rights. Caltech hereby grants to Licensee the following licenses:
(a) an exclusive, royalty-bearing license under the Exclusively Licensed Patent Rights to make, have made, import, use, sell, offer for sale, and otherwise exploit Licensed Products in the Field throughout the world; and
(b) a nonexclusive, royalty-bearing license under the Technology to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit Licensed Products in the Field throughout the world.
These licenses are personal to and nontransferable by Licensee, except as provided in Sections 6.3, 6.5, and 14.9.
Rights not explicitly granted herein are reserved by Licensor.
2.2 Reservation of Rights; Government Rights. These licenses are subject to: (a) the reservation of Caltech’s right to make, have made, import, use, sell and offer for sale Licensed Products for noncommercial educational and research purposes, but not for commercial sale or other commercial distribution to third parties; and (b) any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world.
Licensed Products shall be substantially manufactured in the United States to the extent (if at all) required by 35 U.S.C. Section 204.
2.3 Sublicensing. Licensee has the right hereunder to grant sublicenses to third parties, but sublicensees shall not have the right to grant further sublicenses, and the sublicenses may be of no greater scope than the licenses under Sections 2.1.
Licensee shall not receive, or agree to receive, anything of value in lieu of cash or equity from a third party under a sublicense granted pursuant to this Section 2.3, without Caltech’s express prior written permission which shall not be unreasonably withheld. Licensee shall furnish Caltech within thirty (30) days of the execution thereof a true and complete copy of each sublicense and any changes or additions thereto.

Any sublicenses granted by Licensee shall survive termination of the licenses granted in Section 2.1, or of this Agreement, provided that the following conditions are met as of the date of such termination: (a) the written agreement between Licensee and sublicensee pursuant to which the sublicense was granted (i) obligates the sublicensee to thereafter render to Caltech all sublicense royalties or other sublicense-related consideration that the sublicensee would have owed to Licensee under the sublicense, (ii) names Caltech as a third party beneficiary, and (iii) affirms that Licensee shall remain responsible for all liabilities to sublicensee accrued prior to the date of such termination (other than those requiring Licensee to hold a license under the Exclusively Licensed Patent Rights or Technology, unless Caltech (at its discretion) elects to assume such obligations; and (b) Licensee informs the sublicensee in writing (with a copy to Caltech) that the sublicensee’s obligations pursuant to (a) are in effect as a result of the termination.
2.4 No Other Rights Granted. The parties agree that neither this Agreement, nor any action of the parties related hereto, may be interpreted as conferring by implication, estoppel or otherwise, any license or rights under any intellectual property rights of Caltech other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the Exclusively Licensed Patent Rights.
2.5 Preferential Purchaser Status. Caltech shall be entitled to purchase Licensed Products from Licensee for Caltech’s own internal educational, research or other noncommercial purposes on pricing terms that are at least as favorable as any commercial pricing made available by Licensee to any third party.
ARTICLE 3
DISCLOSURE AND DELIVERY
Exclusively Licensed Patent Rights. Within one month of the Effective Date, Caltech shall disclose and deliver to Licensee copies of all patent applications and issued patents within the Exclusively Licensed Patent Rights. Moreover, Caltech shall use reasonable efforts to transfer the Technology to Licensee as may be reasonably required to exploit Licensed Products. Caltech shall additionally periodically provide information relating to the Technology as may be reasonably requested by Licensee.

ARTICLE 4
PROSECUTION OF PATENT APPLICATIONS AND
PAYMENT OF PATENT COSTS
4.1 Prosecution by Caltech. Caltech shall use reasonable efforts, consistent with its normal practices, to prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights. Licensee may recommend patent counsel for this purpose. Caltech shall permit Licensee to review all patent applications and claims made therein, and Caltech shall make reasonable efforts to implement modifications thereto as may be requested by Licensee prior to filing.
4.2 Prosecution by Licensee. If Caltech declines to file, prosecute or maintain Exclusively Licensed Patent Rights, then Licensee may elect to assume responsibility for such filing, prosecution or maintenance at its expense in the name of both Caltech and Licensee. Caltech agrees to fully cooperate with Licensee in filing, prosecuting, and maintaining any such patent applications and patents, and Caltech agrees to execute any documents as shall be necessary for such purpose, and not to impair in any way the patentability of any of the foregoing.
4.3 Patent Costs. Except as specified in the next paragraph, Licensee shall reimburse Caltech for all reasonable past and future expenses (including attorneys’ fees) incurred by Caltech for the filing, prosecution and maintenance, interference or reexamination proceedings, of Exclusively Licensed Patent Rights. All amounts owed by Licensee for the reimbursement of past patent expenses shall be due within twelve (12) months of the Effective Date of this Agreement. At the written request of Caltech, Licensee shall directly reimburse outside patent counsel for all other patent expenses following receipt by Licensee from outside patent counsel of an invoice covering such fees.

Licensee may elect not to pay the foregoing patent costs and fees with respect to a particular patent application or patent. In the event that Licensee elects not to pay any of the forgoing costs and fees with respect to a particular application or patent, Caltech, may, at its option, continue such prosecution or maintenance, although any patent or patent application resulting from such prosecution or maintenance will thereafter no longer be subject to the licenses granted in Section 2.1 hereunder.
ARTICLES
ROYALTIES
5.1 Timing and Computation. All royalties hereunder shall be computed on a quarterly basis for the quarters ending March 31st, June 30th , September 30th, and December 31st of each calendar year. Royalties for each such quarter shall be due and payable within thirty (30) days after the end of such quarter.
5.2 Valid Claims. Except as otherwise provided in Section 5.6 below, Licensee shall pay Caltech a royalty of one percent (1%) of Net Revenues in countries in which the Licensed Product is covered by at least one Valid Claim. Royalties due under this Section 5.2 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country.
5.3 Technology. Except as otherwise provided in Section 5.6 below, Licensee shall pay Caltech a royalty of one-half of one percent (0.5%) of Net Revenues in countries in which the Licensed Product is not covered by at least one Valid Claim, but such Licensed Product is covered by at least one Valid Claim in the United States of America.
5.4 Bundled Products and Services. In the event that Licensed Products are sold, licensed, distributed or used in combination with one or more other products or services which are not Licensed Products, the Net Revenues for such combination products will be calculated on a country-by-country basis by multiplying actual net sales (calculated on the basis as if they were Net Revenues) of such combination products by the fraction A/(A+B) where A is the average invoice price, during the relevant quarterly period, of the Licensed Product when sold or licensed separately by Licensee or a Affiliate, and B is the average invoice price during such period of any other product(s) or services in the combination when sold or licensed separately by Licensee or an Affiliate. If the products or services in the combination that are not Licensed Products have not been sold or licensed separately by Licensee or a Affiliate in the relevant quarterly period, Net Revenues shall be calculated by multiplying actual net sales (calculated on a basis as if they were Net Revenues) of such combination products by the fraction A/C where A is the average invoice price, during the last quarterly period, of the Licensed Product when sold or licensed separately and C is the average invoice price of the combination product during such period. If the Licensed Product has not been sold or licensed separately by Licensee or a Affiliate in the last quarterly period, regardless whether the combination product without the Licensed Product is sold or licensed separately, Net Revenues shall be calculated as in the immediately preceding sentence except that A shall be the total manufacturing cost of Licensed Product and C shall be the total manufacturing cost of the combination.
5.5 Sublicensing Royalties. Except as otherwise provided in Section 5.6 below, Licensee shall pay Caltech fifteen percent (15%) of the Net Revenues (including payments for technical assistance and the like) that Licensee receives from sublicensing with respect to Exclusively Licensed Patent Rights. For non-monetary consideration, Licensee, may, in its sole discretion, and when feasible, provide Caltech with fifteen percent (15%) of such non-monetary consideration. Such Net Revenues specifically shall not include payments made by a sublicensee solely in consideration of: (a) equity or debt securities of Licensee; (b) to support research or development activities to be undertaken by Licensee; (c) upon the achievement by Licensee of specified milestones or benchmarks relating to the development of Licensed Products; (d) pilot studies; (e) performance-based milestones (excluding milestones tied to sales or marketing performance, which shall be subject to the percentage-based payments to Caltech); (f) the license or sublicense of any intellectual property other than Caltech Technology; (g) products other than Licensed Products; or (h) reimbursement for patent or other expenses.
5.6 License Bundling. Licensee shall not be obligated to pay any royalties under this Article 5 in connection with the sale, distribution, sublicensing or other exploitation of Licensed Products as defined by one or both of that Confidential License Agreement by and among Licensee, Caltech, and the University of Southern California dated January 19, 2006 and that Confidential Non-Exclusive License Agreement by and among Licensee, Caltech, and the University of Southern California dated January 19, 2006.

5.6A Minimum Annual Royalties. A minimum annual royalty often thousand dollars ($10,000.00) is due Caltech on the later of (i) November 1, 2008; or (ii) such date as Licensee is first obligated to pay sublicensing royalties under Section 5.5. Any royalties paid under Sections 5.2, 5.3, 5.4 and 5.5 for the one-year period preceding the date of each payment of the minimum annual royalty shall be creditable against the annual minimum. Caltech shall have the right to terminate this Agreement pursuant to Section 10.2 for failure to pay such minimum annual royalty.
5.7 Third Party Royalty Offset. If Licensee, an Affiliate, or a sublicensee of Licensee is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Products in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, such third party payments shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall the aggregate of all such expenses be credited against more than twenty five percent (25%) of royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the 25% annual cap for that year.
5.8 Currency Conversion. For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from sublicensees in currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to the noon buying rate of the Federal Reserve Bank of New York on the last business day of the quarterly period for which such royalties are calculated.

5.9 Recordkeeping and Audits. Licensee shall keep complete and accurate production and accounting records relating to commercialization (including via sublicensing) of Licensed Products. Caltech shall be entitled to have an independent CPA periodically audit such records, during Licensee’s normal business hours, to determine Licensee’s compliance with the provisions of this Article 5. Licensee shall reimburse Caltech 100% of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and Licensee shall also pay Caltech an additional 50% of the entire amount of any underpayment exceeding 10% of the corresponding amount previously paid. Such audits shall be at Caltech’s expense, and shall occur no more than once annually, except that in the case of any underpayment exceeding 10% of the amount actually paid: (a) Licensee shall reimburse Caltech for the cost of such audit; and (b) Caltech shall be entitled to conduct additional quarterly audits, at Licensee’s expense, until any such audit demonstrates that Licensee is in compliance with its obligations.
5.10 For so long as royalties are payable under this Agreement, Licensee shall report in writing to Caltech on or before April 30th , July 31st , October 31st , and January 31st , Net Revenues and the number of units of Licensed Products sold during the preceding calendar quarter by Licensee and Related Companies, and the royalties or other revenues Licensee received from sublicensees other than Related Companies during the preceding calendar quarter for the sale of Licensed Products. Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due Caltech.
ARTICLE 6
LICENSEE EQUITY INTEREST
6.1 Common Stock Grant. Licensee agrees to irrevocably issue to Caltech, in partial consideration of Licensee’s receipt of the licenses granted under this Agreement, 150,000 shares of common stock.
6.2 Transfer Restrictions. Caltech agrees that, in the event of any underwritten or public offering of securities of Licensee or an Affiliate, Caltech shall comply with and agree to any legally required restriction on the transfer of its equity interest, or any part thereof, imposed by the underwriter, and shall perform all acts and sign all necessary documents required with respect thereto. Other than the foregoing, Caltech shall not be restricted from transferring its equity interest to any entity in any manner not prohibited by law.

6.3 Permitted Assignment by Licensee. Licensee may assign this Agreement without the consent of Caltech as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of:
(a) substantially all of Licensee’s business; or
(b) that part of Licensee’s business that exercises all rights granted under this Agreement.
6.4 Any Other Assignment by Licensee. Any other attempt to assign this Agreement by Licensee is null and void.
6.5 Conditions of Assignment. Notwithstanding anything else, Licensee may assign this Agreement in a transaction other than as provided in Sections 6.3 and 14.9, in its sole discretion, provided that, the following conditions are met:
(a) Licensee must give Caltech thirty (30) days prior written notice of the assignment, including the new assignee’s contact information; and
(b) the new assignee must agree in writing to Caltech to be bound by this Agreement; and
(c) Caltech must have (i) provided written permission to assign the agreement, (ii) received a $250,000 assignment fee; or (iii) received the full amount for the liquidation of Caltech’s equity holdings under this license agreement (150,000 shares), or in the event that the amount received for the liquidation of Caltech’s equity holdings is less than $250,000, an additional amount equivalent to the difference between the $250,000 assignment fee and the amount received for Caltech’s liquidated equity; or (iv) Licensee may establish that a royalty be paid to Caltech for the sales of Licensed Products by the assignee of this Agreement in lieu of any assignment fee. If Licensee chooses to pay a royalty in lieu of an assignment fee, Caltech and Licensee agree to amend this Agreement in good faith to address the royalty considerations prior to the assignment of this license.

6.6 After the Assignment. Upon a permitted assignment of this Agreement pursuant to this Section, Licensee will be released of liability under this Agreement and the term “Licensee” in this Agreement will mean the assignee.
ARTICLE 7
DUE DILIGENCE
7.1 Commercialization. Licensee agrees to use reasonable efforts to commercially introduce Licensed Products in the Field as soon as practicable. Licensee shall be deemed to have satisfied its obligations under this Section 6.1 if Licensee has an ongoing and active research, development or marketing program, directed primarily toward commercial production and use of one or more Licensed Products. Any efforts of Licensee’s Affiliates or sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee’s compliance with its obligation under this Section 6.1.
7.2 Reporting. On each yearly anniversary of the Effective Date, Licensee shall, at the request of Caltech, issue to Caltech a detailed written report on its progress in introducing commercial Licensed Product(s). Such report shall be considered confidential information of Licensee subject to Article II.
7.3 Failure to Commercialize. If Licensee is not fulfilling its obligations under Section 7.1 with respect to the Field in any country, and Caltech so notifies Licensee in writing, Caltech and Licensee shall negotiate in good faith any additional efforts to be taken by Licensee. If the parties do not reach agreement within thirty (30) days of Caltech’s written notice, the parties shall submit the issue to arbitration as provided in Article 12.
ARTICLE 8
LITIGATION
8.1 Enforcement. Both Caltech and Licensee agree to promptly notify the other in writing should either party become aware of possible infringement by a third party of the Exclusively Licensed Patent Rights. If Licensee has supplied Caltech with evidence of infringement of Exclusively Licensed Patent Rights, Licensee may by notice request Caltech to take steps to enforce the Exclusively Licensed Patent Rights. If Caltech does not, within sixty (60) days of the receipt of such notice, initiate an action against the alleged infringer in the Field, Licensee may upon notice to Caltech initiate such an action at Licensee’s expense, either in Licensee’s name or in Caltech’s name if so required by law. Licensee shall be entitled to control any such action initiated by it.

8.2 Other Defensive Litigation. If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Exclusively Licensed Patent Rights is brought against Licensee and/or Caltech, Licensee may elect to control the defense of such action, and if Licensee so elects it shall bear all the costs of the action. If mutually agreed between the parties, Licensee may also undertake the defense of any interference, opposition or similar procedure with respect to the Exclusively Licensed Patent Rights, providing that Licensee bears all the costs thereof.
8.3 Cooperation. In the event either party takes control of a legal action or defense pursuant to this Sections 8.1 or 8.2, (thus becoming the Controlling Party) the other party shall fully cooperate with and supply all assistance reasonably requested by the Controlling Party, including by: (a) using commercially reasonable efforts to have its employees consult and testify when requested; (b) making available relevant records, papers, information, samples, specimens, and the like; and (c) joining any such action in which it is an indispensable party. The Controlling Party shall bear the reasonable expenses (including salary and travel costs) incurred by the other party in providing such assistance and cooperation. Each party shall keep the other party reasonably informed of the progress of the action or defense, and the other party shall be entitled to participate in such action or defense at its own expense and using counsel of its choice. As a condition of controlling any action or defense involving the Exclusively Licensed Patent Rights pursuant to Sections 8.1 or 8.2, Licensee shall use its best efforts to preserve the validity and enforceability thereof.
8.4 Settlement. If Licensee controls any action or defense under Section 8.1 or 8.2, then Licensee shall have the right to settle any claims thereunder, but only upon terms and conditions that are reasonably acceptable to Caltech. Should Licensee elect to abandon such an action or defense other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to Caltech, Licensee shall give timely advance notice to Caltech who, if it so desires, may continue the action or defense.

8.5 Recoveries. Any amounts paid to Caltech or Licensee by third parties as the result of an action or defense pursuant to Sections 8.1 or 8.2 (including in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. Any remainder shall be divided between the parties as follows: seventy percent (70%) shall be paid to the party controlling the action at the time of recovery, and thirty percent (30%) to the other party.
8.6 Infringement Defense. If Licensee, its Affiliate or sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that cover a Licensed Product, Licensee will promptly notify Caltech. Licensee will be responsible for the expenses of, and will be entitled to control the defense or settlement of, any such action(s).
8.7 Marking. Licensee agrees to mark the Licensed Products with the numbers of applicable issued patents within the Exclusively Licensed Patent Rights, unless such marking is commercially infeasible in accordance with normal commercial practices in the Field, in which case the parties shall cooperate to devise a commercially reasonable alternative to such marking.
8.8 Expiration or Abandonment. In a case where one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefore, then the effect thereof hereunder shall be:
(a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement; and

(b) that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction.
In the event that Licensee challenges the validity of Licensed Patent Rights, Licensee may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.
8.9 Adjustment. In the event that any of the contingencies provided for in Section 8.8 occurs, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate under the remaining Licensed Patent Rights which are unexpired and in effect and under which Licensee desires to retain a License.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
9.1 Representations and Warranties of Caltech. Caltech hereby represents and warrants to Licensee that as of the Effective Date:
(a) there are no outstanding licenses, options or agreements of any kind relating to the Exclusively Licensed Patent Rights, other than pursuant to this Agreement herein;
(b) Caltech has the power to grant the rights, licenses and privileges granted herein and can perform as set forth in this Agreement without violating the terms of any agreement that Caltech has with any third party.
9.2 Exclusions. The parties agree that nothing in this Agreement shall be construed as, and CALTECH HEREBY DISCLAIMS, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, OR OTHER OBLIGATION:
(a) THAT ANY PRACTICE BY OR ON BEHALF OF LICENSEE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES;

(b) AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY TECHNOLOGY PROVIDED BY CALTECH TO LICENSEE HEREUNDER.
9.3 Indemnification by Caltech. Caltech shall indemnify, defend and hold harmless Licensee from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of a material breach by Caltech of its representations and warranties (“Licensee Indemnification Claims”), except to the extent involving or relating to a material breach by Licensee of its representations and warranties, provided that: (a) Caltech is notified promptly of any Licensee Indemnification Claims; (b) Caltech has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Licensee Indemnification Claims. The foregoing shall be the sole and exclusive remedy of Licensee for breach of Section 9.1.
9.4 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Caltech, its trustees, officers, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of third party claims brought against Caltech relating to the manufacture, sale, licensing, distribution or use of Licensed Products by or on behalf of Licensee or its Affiliates, except to the extent involving or relating to a material breach by Caltech of its representations and warranties (“Cal tech Indemnification Claims”), provided that: (a) Licensee is notified promptly of any Caltech Indemnification Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Caltech Indemnification Claims ..
9.5 Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE 10
TERM AND TERMINATION
10.1 Term. This Agreement and the rights and licenses hereunder shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of the Exclusively Licensed Patent Rights licensed to Licensee hereunder unless earlier terminated pursuant to the terms of this Agreement.
10.2 Termination for Monetary Breach. Caltech shall have the right to terminate this Agreement and the rights and licenses hereunder if Licensee fails to make any payment due including patent expenses, minimum annual royalties or royalties hereunder and Licensee continues to fail to make the payment, (either to Caltech directly or by placing any disputed amount into an interest-bearing escrow account to be released when the dispute is resolved) for a period of seven (7) days after receiving written notice from Caltech specifying Licensee’s failure. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, provided that Licensee pays the applicable royalties, and (b) any sublicenses shall survive termination in accordance with Section 2.3.
10.3 Non-Monetary Termination for Breach. Non-monetary breach shall include, but is not limited to, failure to fulfill the obligations in Article 6 and pursuit of exploitation of Exclusively Licensed Patent Rights inside the Field. If this Agreement is materially breached by either party, the non-breaching party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within thirty (30) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement and the rights and licenses hereunder.

10.4 Other Termination. This Agreement may also be terminated, in whole or in part, as set forth in Sections 5.6 and 7.3. In addition, Licensee may terminate this Agreement for convenience by providing Caltech with thirty (30) days advanced written notice.
10.5 Accrued Liabilities. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination,
10.6 Survival. The following shall survive any expiration or termination (in whole or in pat) of this Agreement: (a) any provision plainly indicating that it should survive; (b) any royalty due and payable on account of activity prior to the termination; and (c) Sections or Articles 6.2, 9.2, 9.3, 9.4, 9.5, 10.4, II, 12, 13.1 & 14.
ARTICLE 11
CONFIDENTIALITY
11.1 Nondisclosure and Nonuse. Except as may be reasonably required by Licensee in connection with potential customers and the provision of a sublicense or a potential investment, during the term of this Agreement, each party agrees not to disclose any of the terms of this Agreement to any third party without the prior written consent of the other party.
11.2 Permitted Disclosures. Notwithstanding the foregoing, each party may disclose: (a) confidential information as required by securities or other applicable laws or pursuant to governmental proceedings, provided that the disclosing party gives advance written notice to the other party and reasonably cooperates therewith in limiting the disclosure to only those third parties having a need to know; and (b) the fact that Licensee has been granted a license under the Exclusively Licensed Patent Rights. In addition, upon Caltech’s approval, Licensee shall be entitled to issue one or more factual press releases announcing the execution of this Agreement and describing the Exclusively Licensed Patent Rights.

ARTICLE 12
DISPUTE RESOLUTION
12.1 No issue of the validity of any of the Licensed Patents, enforceability of any of the Licensed Patents, infringement of any of the Licensed Patents, the scope of any of the claims of the Licensed Patents and/or any dispute that includes any such issue, shall be subject to arbitration under this Agreement unless otherwise agreed by the Parties in writing.
12.2 Except for those issues and/or disputes described in Section 10.2, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.
12.3 Arbitration shall be in accordance with the CPR Institute For Dispute Resolution (CPR) Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes or Rules for Non-Administered Arbitration, as appropriate, in effect on the Effective Date by a sole Arbitrator who shall be appointed in accordance with the applicable CPR rules. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16.
12.4 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is within the scope of the Agreement; (ii) shall be accompanied by a brief statement (not to exceed ten (10) pages) of the reasoning on which the award rests; (iii) shall be made within four (4) months of the appointment of the Arbitrator; (iv) may be entered in any court of competent jurisdiction; and (v) any award pertaining to a patent which is subsequently determined to be invalid or unenforceable or otherwise precluded from being enforced, in a judgment rendered by a court of competent jurisdiction from which no appeal can or has been taken, may be modified as it relates to such patent by any court of competent jurisdiction upon application by any party to the arbitration, however, under no circumstances shall Caltech be required to refund any monies paid, or forego any amounts accrued, under the terms of this Agreement.

12.5 The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the Arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.
12.6 Each party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the Arbitrator shall be borne equally.
12.7 The Arbitrator shall not have authority to award punitive or other damages III excess of compensatory damages, and each party irrevocably waives any claim thereto.
ARTICLE 13
PRODUCT LIABILITY
13.1 Indemnification. Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee, its Affiliates, their customers or any third party, for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to the Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Claims.
13.2 Insurance. Prior to such time as Licensee begins to manufacture, sell, license, distribute or use Licensed Products, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $3,000,000 in annual aggregate, and naming those indemnified under Section 13.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for Licensee’s indemnification of Caltech under Section 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.

13.3 Loss of Coverage. Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent
Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee provides credible written evidence that is has used reasonable efforts, but is unable, to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech’s discretion) grant a limited waiver of Licensee’s obligations under this Article or assist
Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.
ARTICLE 14
MISCELLANEOUS
14.1 Notices. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:
(a)	If to CALTECH, to:
California Institute of Technology
1200 East California Boulevard
Mail Code 210-85
Pasadena, CA 91125
ATTN: Senior Director, Technology Transfer
Phone No.: (626) 395-3288
Fax No.: (626) 356-2486

Or to such other person or address as Caltech shall furnish to Licensee in writing.
(b)	If to LICENSEE, to: Direct Methanol Fuel Cell Corporation (DMFCC) 171 N. Altadena Drive Pasadena, CA 91107 ATTN: Carl Kukkonen Phone No.: (626) 768-3360 Fax No.: (626) 578-9063
If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressee or a person authorized to accept for such addressee; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission, provided that sender has a transmission confirmation sheet indicating successful receipt at the receiving facsimile machine; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressee or a person authorized to accept for such addressee; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 14.1
14.2 Entire Agreement. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the parties.

14.3 Waiver. No waiver of any provision, of this Agreement shall be effective unless in writing. No waiver shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.
14.4 Severability. Each provision contained in this Agreement IS declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then: (a) such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance therewith the legislation or law; but (b) if such clause, condition or term, or part thereof; cannot be amended so as to be in compliance with the legislation or law, then such clause, condition, term or part thereof shall be severed from this Agreement all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.
14.5 Construction. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Unless expressly noted, the term “include” (including all variations thereof) shall be construed as merely exemplary rather than as a term of limitation.
14.6 Counterparts/Facsimiles. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile signatures shall be deemed original.
14.7 Governing Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any conflict of law or choice of law rules that may direct the application of the laws of another jurisdiction.

14.8 No Endorsement. Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.
14.9 Transferability. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech. This Agreement is not transferable by Licensee without the prior written consent of Caltech, and any attempted transfer shall be void, except that Licensee may transfer this Agreement without the prior written consent of Caltech to any Affiliate or any successor of, or purchaser of substantially all of, the assets or operations of its business to which this Agreement pertains. Any permitted transferee shall succeed to all of the rights and obligations of Licensee under this Agreement. See Sections 6.3 and 6.5.
14.10 Export Regulations. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. Licensee or its sublicensees will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval
14.11 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

CALIFORNIA INSTITUTE OF TECHNOLOGY (Caltech)
Date: 5/15/06	By:	/s/ Lawrence Gilbert
		Name:	Lawrence Gilbert
		Title:	Sr. Director, Office of Technology Transfer

(LICENSEE)
Date: 5/15/06	By:	/s/ Carl Kukkonen
		Name:	Carl Kukkonen
		Title:	CEO

Exhibit A

	Serial or	Filing or
CIT #	Patent No.	Issued Date	Title and Inventors
CIT 3011	6,440,594	8/27/02	Aerosol Feed Direct Methanol Fuel Cell Andrew Kindler Sekharipuran R. Narayanan Thomas I. Valdez
CIT 3227	6,680,139	1/20/04	Reduced Size Fuel Cell for Portable Applications Sekharipuran R. Narayanan Harvey A. Frank Filberto Clara Thomas I. Valdez.
CIT 3227-CA	2412558	6/13/01	Micro or miniature Fuel cell Power Source for Small Portable Applications Sekharipuran R. Narayanan Harvey A. Frank Filberto Clara Thomas I. Valdez.
CIT 3227-EPO	01952871.0	6/13/01	Micro or miniature Fuel cell Power Source for Small Portable Applications Sekharipuran R. Narayanan Harvey A. Frank Filberto Clara Thomas I. Valdez.
CIT 3338	6,756,145	6/29/04	Electrode and Interconnect for Miniature Fuel Cells using Direct Methanol Feed Sekharipuran R. Narayanan Filberto Clara Thomas I. Valdez.
CIT 3633	10/410,761	4/9/03	Methanol Monopolar, Miniature Fuel Cell and Method of Fabricating a Stack of the same Sekharipuran R. Narayanan Thomas I. Valdez.
CIT 3633-JP	2003-585214	4/9/03	Methanol Monopolar, Miniature Fuel Cell and Method of Fabricating a Stack of the same Sekharipuran R. Narayanan Thomas I. Valdez.
CIT 3799	10/704,196	11/7/03	Cathode Structure for Direct Methanol Fuel Cell Sekharipuran R. Narayanan Thomas I. Valdez.
CIT3800	10/704,203	11/7/03	Anode Structure for Direct Methanol Fuel Cell Sekharipuran R. Narayanan Thomas I. Valdez.

Exhibit B
Technology

Name	Technology
NONE

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